Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Identiv, Inc. and Subsidiaries

Fremont, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217366, No. 333-71915, No. 333-62696, No. 333-90864, No. 333-191050, No. 333-191506, No. 333-195702, and No. 333-195931) and Form S-8 (No. 333-45789, No. 333-45791, No. 333-45795, No. 333-66397, No. 333-73061, No. 333-42376, No. 333-51792, No. 333-61272, No. 333-100629, No. 333-107546, No. 333-147566, No. 333-166180, No. 333-166181, No. 333-171092, No. 333-174837, No. 333-198310 and No. 333-211848) of Identiv, Inc. and Subsidiaries of our report dated March 28, 2018, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 28, 2018